Exhibit 10.41

Execution Version

COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT

THIS COLLABORATION, DEVELOPMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of November 21, 2014 (the “Effective Date”) by and between ZP OPCO, INC. (formerly Zosano Pharma, Inc.), a Delaware corporation and wholly owned subsidiary of Zosano Pharma Corporation, having a place of business at 34790 Ardentech Court, Fremont, California 94555, USA (“Zosano”), and ELI LILLY AND COMPANY, an Indiana corporation, with its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 (“Lilly”).

RECITALS

WHEREAS, Zosano is a corporation organized and operated for the purpose of research, development and commercialization of products based on its proprietary transdermal drug delivery technology;

WHEREAS, Lilly is a leading global health care company engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Zosano has completed a Phase 2 Clinical Trial (as defined below) for a patch utilizing a microprojection system containing a once-daily formulation of parathyroid hormone (“PTH”) and a Phase 1 Clinical Trial (as defined below) for such a patch containing a once-weekly formulation of PTH;

WHEREAS, Lilly currently markets Forteo®, a once-daily formulation of Lilly’s recombinant human PTH analog (1-34) rhPTH(1-34) administered by subcutaneous injection and approved in the United States for the treatment of severe osteoporosis;

WHEREAS, Lilly desires to obtain from Zosano, and Zosano is willing to grant to Lilly, an exclusive, worldwide license to Zosano’s transdermal microprojection patch technology for use with once-daily and other dosing duration PTH formulations in accordance with the terms and conditions of this Agreement;

WHEREAS, under this Agreement, Zosano will be responsible for the development activities for use of its transdermal microprojection patch technology with once-daily and other dosing duration PTH formulations, including a Phase 3 Clinical Trial (as defined below) for a patch containing a once-daily formulation of PTH, provided that Zosano may, but will not be obligated to, pursue development of a patch containing any dosing formulation of PTH other than a once-daily formulation;

WHEREAS, under this Agreement, Zosano will be responsible for the manufacture of commercial supplies of its transdermal microprojection patch technology with a once-daily PTH formulation; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Lilly and Zosano Pharma Corporation, a Delaware corporation and parent of Zosano (“Parent”), are entering into a Common Stock Purchase Agreement pursuant to which Lilly will purchase up to $15,000,000 of Parent’s common stock in a private placement concurrent with the consummation of Parent’s first underwritten public offering of its common stock;

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NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

1.1	Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in Appendix 1.1 attached hereto.

2	The License and Grant of Rights

2.1.	Zosano License to Lilly. Subject to the terms and conditions of this Agreement, Zosano hereby grants to Lilly a worldwide, royalty-bearing, exclusive (even as to Zosano) license, with the right to grant sublicenses solely in accordance with Section 2.3, under the Licensed Technology, to make, have made, use, sell, offer for sale and import and otherwise Commercialize Licensed Products in the Field in the Territory.

2.2.	No Implied Rights. No right or license under any Intellectual Property is granted or shall be granted by implication, estoppel or otherwise under this Agreement. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. All rights not expressly granted by a Party under this Agreement are reserved by such Party and may be used by such Party for any purpose. For avoidance of doubt, Lilly has not granted Zosano a license to make, have made, use, sell, offer for sale or import Lilly’s Forteo® molecule (except for the Development activities under this Agreement) or a right to use Lilly’s Forteo® trademark or any other Lilly trademark.

2.3.	Sublicensing by Lilly. From and after the date Lilly has made the first Development milestone payment under Section 8.2, Lilly shall be entitled, without the prior consent of Zosano, to grant one or more sublicenses to Third Parties of its rights to the Licensed Technology granted pursuant to Section 2.1 with respect to Licensed Products, provided that such sublicense is limited to a grant of rights no broader than the rights granted to Lilly under this Agreement to Lilly’s Affiliates or their respective commercialization subcontractors and distributors; provided, however, that if Lilly wishes to grant sublicenses for Licensed Technology to Third Parties, then Lilly (or its Affiliate) shall obtain a confidential nondisclosure and invention assignment agreement with the prospective sublicensee that contains terms at least as stringent as those terms included in Section 15. In the case of any sublicense, such sublicense will exclude the right of the sublicensee to further sublicense any of the rights granted by Lilly to such sublicensee under the sublicense and Lilly will be responsible for performance of this Agreement notwithstanding the appointment of such sublicensee to perform any part of this Agreement, and for any failure by its sublicensee to comply with all relevant restrictions, limitations and obligations in this Agreement, including the payment of all payments due, and making reports and keeping books and records.

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Each such sublicense shall refer to this Agreement and shall be subordinate to and consistent with the terms and conditions of this Agreement, and shall not limit the ability of Lilly to fully perform all of its material obligations under this Agreement or Zosano’s rights under this Agreement. Lilly will provide to Zosano, within thirty (30) days after its execution a copy of each such sublicense, which Zosano may share with its licensors.

2.4.	Exclusivity. Each Party covenants and agrees during the Term to not, itself or with or through an Affiliate or Third Party, Develop, Manufacture or Commercialize in the Field in the Territory any products using a transdermal patch technology drug delivery system for PTH formulations or any other pharmaceutical formulation useful to treat osteoporosis, except as permitted under this Agreement.

2.5.	Retained Rights. Zosano shall at all times retain the unrestricted right, but not the obligation, under Intellectual Property Controlled by Zosano, to Develop, Manufacture or Commercialize a microprojection array which pierces through the outmost (i.e., the stratum corneum) layer of the skin and the Licensed Technology, by itself or with Third Parties, other than for use in the Field as set forth in Sections 3.1, 4.5 and 6. Nothing in this Agreement shall restrict Zosano’s right to Develop and Manufacture (but not Commercialize during the Term) any New Dosing Durations of the Licensed Product.

2.6.	Right to Engage Affiliates and Third Parties. Each Party shall have the right to engage their Affiliates or Third Party contractors (“Subcontractors”) to perform any portion of its Development or Commercialization obligations hereunder; except that no Subcontractor can be debarred or disqualified by a Regulatory Authority. Each Party shall be responsible for ensuring that, prior to engaging any Subcontractor that such Subcontractor is subject to written agreements containing terms and conditions: (i) consistent with the relevant terms and conditions of this Agreement protecting the rights of the Parties under the Agreement including imposing obligations of confidentiality on each such Subcontractor; (ii) that vests ownership of any and all inventions developed by such Subcontractor relating solely to Licensed Products in the course of performing such subcontracted work in the contracting Party; (iii) that does not impose any payment obligations or liability on the other Party without the prior written consent of the other Party and (iv) that is otherwise consistent with the terms of the Development Plan to the extent applicable.

3.	Development. As between the Parties, Zosano shall, at Zosano’s cost and expense, oversee, have sole authority and responsibility for, and retain final decision-making authority over, all Development activities with respect to the Licensed Products, including the implementation of the Development Plan attached hereto as Exhibit A. The Development Plan shall be amended only upon mutual written agreement by the Parties, provided that Zosano may amend the Development Plan without such agreement by Lilly (but with a copy provided to Lilly within three (3) days) with respect to any amendments addressing discussions with and guidance by the FDA or PMDA. In connection with the Development Plan, Zosano shall use commercially reasonable efforts to achieve the Critical Success Factors set forth in Schedule 3.3.1 attached hereto. Zosano shall update the Joint Collaboration Committee, “JCC”, from

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time to time on the status of its Development activities, including the Critical Success Factors, and data obtained from its research programs and clinical trials using the Daily Product. Zosano shall provide summaries to the JCC at least once every three (3) months of its Development of the Daily Product.

3.1.	Development Diligence. Each Party shall perform its obligations under the Development Plan in a professional and timely manner, and in compliance with all Laws applicable to its activities under the Development Plan. Lilly will provide Reasonable Assistance to Zosano from time to time, in advancing the Daily Product.

3.2.	Supply of Materials from Lilly to Zosano. During the Term, Lilly shall supply to Zosano, at a price of [**] for placebo filled Pens and [**] for Forteo® filled Pens in quantities and at times determined by the JCC solely for the purpose of implementing the Development Plan. A Supply Agreement, pharmacovigilance and quality agreement will be entered into for the Pens within sixty (60) days of the Effective Date. Zosano shall, and shall cause its Affiliates and Third Party Subcontractors to, use the Pens solely in accordance with the terms of this Agreement and the Development Plan. Zosano or its Affiliates or permitted Subcontractors shall retain possession over such Pens and not relabel, resell or provide the Pens to any other Third Party without Lilly’s prior written consent, which consent may be withheld in Lilly’s sole discretion. Lilly shall provide to Zosano, its Affiliates or their respective sublicensees Reasonable Assistance, training and/or support as may be requested by Zosano from time to time during the Term, at Zosano’s expense, to use and practice the Intellectual Property owned or Controlled by Lilly solely for the purpose of using the Pens as set forth in this Section 3.2 and in the Development Plan (including with respect to the CSFs).

3.3.	Critical Success Factors.

3.3.1.	The Parties have agreed upon a set of criteria describing key indicators for success of the Development Plan for the Daily Product, which is set forth in Schedule 3.3.1 attached hereto (the “Critical Success Factors” or “CSFs”). Lilly shall have final decision-making authority over whether CSF 1 (as defined below) has been achieved.

3.3.2.	As the first CSF, Zosano shall conduct a patient preference study for the Daily Product as part of its Development activities, in accordance with and as set forth in more detail in Exhibit B attached hereto (the “Patient Preference Study”). Lilly shall inform Zosano in writing within thirty (30) days after the complete written results from the Patient Preference Study have been received by Lilly as to whether the benchmarks for the Patient Preference Study as described therein (“CSF 1”) have been achieved. If such benchmarks have not been achieved, then Lilly shall have the right to terminate this Agreement within fifteen (15) days after the complete written results from the Patient Preference Study have been received by Lilly or else the foregoing termination right with respect to the Patient Preference Study benchmarks shall lapse.

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3.3.3.	In the event Zosano does not achieve any one of the CSFs, Lilly shall have the right to terminate this Agreement in accordance with the termination provision set forth in clause (i) of Section 9.3, and for the Patient Preference Study, subject to the timeline set forth in Section 3.3.2.

3.3.4.	Subject to Lilly’s right of reinstatement in Section 9.5.3, if prior to Lilly’s payment of the first Development milestone payment under Section 8.2 Zosano determines, in its sole discretion, that it is commercially or scientifically unreasonable to pursue any CSF and discontinues the Development of the Daily Product, then Zosano shall have the right to terminate this Agreement in accordance with the termination provision set forth in Section 9.2.

3.3.5.	Notwithstanding the foregoing, prior to the termination by either Party under this Section 3.3 or in the event Zosano determines, based on the progress of the Development of the Daily Product, that a CSF should be adjusted, the Parties shall meet to discuss in good faith the reasons for such termination and consider amending this Agreement, including the financial terms and/or the CSFs, as appropriate.

4.	Regulatory and Patient Safety Matters. The Parties shall come together to develop and execute a Safety-Regulatory Agreement, said execution shall be no later than thirty (30) days prior to first patient visit for any interventional or non-interventional clinical trials sponsored by Zosano, including the patient preference study. The Safety-Regulatory Agreement shall incorporate terms in this section and further define roles and responsibilities with respect to Lilly’s regulatory and/or safety obligations related to the Licensed Products and/or Lilly’s ongoing work with Forteo® including Adverse Event management, reporting and exchange, safety surveillance and signal detection, and risk management. Zosano shall, at Zosano’s cost and expense, oversee, have sole authority and responsibility for, and retain final decision-making authority over the planning, implementation and control of regulatory activities, and the preparation, prosecution and maintenance, in Zosano’s name, of any regulatory filings, INDs and Regulatory Approvals, for the Licensed Products in the Field in the Territory. Zosano shall be solely responsible for responding to any communications related to any Licensed Product from any Regulatory Authority in the Field in the Territory. After Zosano transfers a Regulatory Approval to Lilly pursuant to Section 4.6, then Lilly shall have final decision-making authority with regard to all regulatory issues for the transferred Regulatory Approval. For avoidance of doubt, Lilly shall retain rights and final decision-making authority for regulatory and safety in support of investigational applications and marketing authorizations for Forteo® including patient safety/pharmacovigilance, ownership of the global safety database, the role of Qualified Person for Pharmacovigilance, safety surveillance and risk management. After Zosano transfers a Regulatory Approval to Lilly pursuant to Section 4.6 then Lilly shall have final decision-making authority with regard to all regulatory and safety issues for the transferred Regulatory Approval. Lilly shall have the right to perform audits (“Audits”) of Zosano’s safety and regulatory activities including each Party’s oversight of any Third Party Organization (“TPO”) contracted to perform safety and/or regulatory activities as outlined in this Agreement and/or the Safety-Regulatory Agreement. The Audit(s) may be conducted through reviews of documentation and/or data and through interviews of relevant personnel, the purpose of which is to

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understand the systems and processes in place and verify the compliance of practices to the same. The frequency of Audits will be no more than every three (3) years, except in the case where Lilly has a reasonable concern to initiate a for-cause audit. The notification of intent to conduct Audits will be provided in advance within a reasonable time period, according to the situation.

4.1.	Coordination. Lilly shall provide Reasonable Assistance to Zosano in seeking Regulatory Approval for the Licensed Products set forth in the Development Plan, initially, the Daily Product. To the extent Lilly receives written or material oral communication from the FDA, PMDA or any other Regulatory Authority relating to any Regulatory Approval with respect to any Licensed Product, Lilly shall notify Zosano and provide to Zosano a copy of any material written communication as soon as reasonably practicable. Zosano shall provide Lilly with drafts of all INDs/foreign equivalents and applications for Regulatory Approval for Licensed Products reasonably in advance of filing so that Lilly may provide comments thereon for consideration in good faith by Zosano.

4.2.	Records. Each Party shall keep complete, true and accurate books and records relating to Development, Manufacturing or Commercialization activities conducted by such Party under this Agreement for the period required by applicable Laws. Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation, notebooks and raw data in relation to the Development, Manufacturing and Commercialization of Licensed Products. Each Party shall adhere to its internal document and/or records retention policies relating to Development, Manufacture and Commercialization of Licensed Products consistent with applicable Laws.

4.3.	Right of Reference. Upon Zosano’s request, Lilly shall in good faith reasonably consider granting Zosano a right of reference and access, in the Field and in the Territory, to regulatory filings and clinical data information (“Lilly Regulatory Filings”) Controlled by Lilly or its Affiliates that is necessary to obtain a Regulatory Approval for a Licensed Product or is specifically requested by a Regulatory Authority related to the research, Development, use, Manufacture or Commercialization by Zosano, its Affiliates or their respective sublicensees of Licensed Products under this Agreement. Any such right of reference shall not survive termination or expiration of this Agreement. Lilly hereby covenants that, during the Term and following the termination (other than by Lilly pursuant to Section 9.4 hereof) or expiration of this Agreement, neither it nor any Affiliate, nor any agent acting on its or its Affiliate’s behalf, shall file, cause to be filed or otherwise assert, or join or assist in any way, financially or otherwise, any party filing or asserting, against Zosano or any Affiliate, or any of their respective Subcontractors, manufacturers, distributors, sublicensees or agents, any administrative or judicial proceeding or claim of infringement or misappropriation of any Intellectual Property right that Covers a Licensed Product, or any other claim interfering with Zosano’s right to Develop or Manufacture the Licensed Technology in the Field in the Territory or seek Regulatory Approval for the Licensed Products under this Agreement (except as precluded under Sections 2.4 and 9.5.4) pursuant to Section 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act, as amended and the regulations promulgated thereunder, and the right

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of reference granted under this Section 4.3 shall continue following termination for this purpose. In the event of a violation of this covenant, Lilly agrees that injunctive relief or specific performance shall be an appropriate and available remedy, in addition to any other remedies available at law or equity.

4.4.	Letter of Authorization. Pursuant to any right of reference and access provided under Section 4.3, Lilly shall provide a letter of authorization to Zosano, and/or the applicable regulatory agency, as appropriate under applicable Law, in a form mutually acceptable to Zosano and Lilly, within fifteen (15) days of request from Zosano, in respect of the Lilly Regulatory Filings, for use solely in connection with the research, Development, use and Manufacture (including obtaining of Regulatory Approvals) of Licensed Products in the Field in the Territory under this Agreement. Notwithstanding the foregoing, Lilly shall not be obligated to provide Zosano copies of any Lilly Forteo® Regulatory Filings to the United States Food & Drug Administration for more than the past five (5) years and such copies shall be limited to the IND Annual Report, Developmental Safety Update Report (DSUR) and Periodic Safety Update Report (PSUR). Lilly shall take all actions reasonably necessary to effect such letter of authorization and right of reference and access.

4.5.	Regulatory Diligence. Each Party shall use commercially reasonable efforts to perform its obligations under the Development Plan in a professional and timely manner with respect to regulatory obligations. Lilly shall have a right but not an obligation to audit or review clinical quality systems, clinical study data and clinical research organizations engaged by Zosano in carrying out the Development Plan.

4.6.	Regulatory Approval Transfer. Zosano shall exclusively transfer the Regulatory Approvals for Licensed Products to Lilly in order that Lilly can Commercialize the Licensed Product in the Field in the Territory in compliance with applicable Law and the Licensed Product’s approved label. The transfer of the Regulatory Approvals shall occur as soon as possible to permit Lilly to timely Commercialize the Daily Product/Licensed Product pursuant to and in compliance with applicable Law. The Parties will work together to minimize launch timing and optimize commercialization by determining the most efficient manner to transfer the Regulatory Approval, including but not limited to, transition activities to be conducted by one or both Parties, at each Party’s expense, prior to the receipt of Regulatory Approval. Lilly hereby grants to Zosano a right of reference and access to such transferred Regulatory Approvals (including all clinical data information referenced therein) solely for purposes outside the Field and unrelated to the treatment of osteoporosis. Zosano shall be permitted to retain copies of such transferred Regulatory Approvals (including clinical data information). Lilly shall provide a letter of authorization to Zosano, in a form mutually acceptable to Zosano and Lilly, within fifteen (15) days of request from Zosano, in respect of such transferred Regulatory Approvals. Lilly shall take all actions reasonably necessary to effect such letter of authorization and right of reference and access. This right of reference and access, and Lilly’s obligations under this Section 4.6, shall survive termination or expiration of this Agreement.

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4.7.	Notice Concerning Safety or Efficacy Issues. Each Party shall provide the other Party with notice, within one (1) business day after notification or other information (directly or indirectly) that it receives (and providing, as soon as reasonably possible, copies of any associated written requests) that (a) raises any material concerns regarding the safety or efficacy of any Licensed Product, (b) indicates or suggests a Third Party claim arising in connection with any Licensed Product, or (c) is reasonably likely to lead to a recall of any Licensed Product. Information that shall be disclosed (to the extent it relates to the subject matter of the foregoing clauses (a) through (c), inclusive) shall include, without limitation:

4.7.1.	inspections by a Regulatory Authority of manufacturing, distribution or other related facilities concerning any Licensed Product;

4.7.2.	inquiries by a Regulatory Authority concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations, inquires related to patient safety and other related parties) with respect to any Licensed Product;

4.7.3.	any material communication (in any form, including written, oral or electronic form) from a Regulatory Authority involving the Manufacture or Commercialization of any Licensed Product or any other Regulatory Authority reviews or inquiries relating to any event set forth in this Section 4.7;

4.7.4.	an initiation of any Regulatory Authority investigation, detention, seizure or injunction concerning any Licensed Product; and

4.7.5.	any other regulatory action (e.g., proposed labeling or other registration dossier changes and recalls) that would affect any Licensed Product.

5.	Commercialization Diligence. Lilly shall, at Lilly’s cost and expense, be responsible for and shall have the final decision-making authority for the planning, implementation and control of the Commercialization of the Daily Product in the Field in the Territory, including, without limitation, whether or not to launch the Daily Product in each country of the Territory, and determining and establishing the price and terms of sale (including any rebates or discounts) of the Daily Product in the Field for each country in the Territory. Zosano shall provide Reasonable Assistance to Lilly in initially implementing the Commercialization of the Daily Product. Following the achievement of each CSF with respect to the United States, Lilly shall use commercially reasonable efforts to Commercialize the Daily Product in the United States. Following the achievement of each CSF with respect to any other country, Lilly shall use commercially reasonable efforts to Commercialize the Daily Product in such country in compliance with all Laws applicable to Commercialization activities in such country.

6.	Manufacturing. Zosano shall be responsible for development and scale up of the Manufacturing process for the complete Product Patch system (including the applicator) and packaging, and for the manufacturing of clinical and, subject to Lilly’s rights under Section 6.2, commercial supplies of the Daily Product. Until such time as Lilly elects to assume

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responsibility for the Manufacture of commercial supplies of the Daily Product under Section 6.2, Zosano shall, at Zosano’s cost and expense, be responsible for and shall have the final decision-making authority (except for the selection of manufacturers which shall require Lilly’s consent, such consent not to be unreasonably withheld, conditioned or delayed) for the planning, implementation and control of the Manufacture of the Daily Product in the Field in the Territory. Aside from day to day management of the Manufacturing operations, Zosano’s final decision-making authority shall expire upon transfer of Regulatory Approval to Lilly pursuant to Section 4.6. Capital expenditures necessary to meet Zosano’s Manufacturing responsibilities to deliver the complete Product Patch system (including the applicator) and packaging shall be borne by Zosano. Lilly shall provide Reasonable Assistance to Zosano to enable Zosano to Manufacture commercial supplies of Daily Product. Zosano will provide commercial supplies of the complete Product Patch system (including the applicator) and packaging for the Daily Product to Lilly at the actual Manufacturing Cost but not to exceed the cost per day of therapy for the Product Patch system set forth in the table below.

Volume (Daily Product per calendar year)	1 Million	5 Million	10 Million
Price (per day of therapy)	[**]	[**]	[**]

The Parties shall negotiate in good faith Supply and Quality Agreements incorporating these terms within one hundred twenty (120) days after the first submission for Regulatory Approval of a Daily Product in the Territory.

6.1. Inspection by Lilly. Upon fifteen (15) days’ prior written notice to Zosano, and during normal working hours, Zosano shall allow Lilly and/or its authorized representative or agents, to inspect the premises of Zosano or their contract manufacturer where the Daily Product manufacturing are conducted for purposes of overseeing and auditing the Manufacture (the “Audit”), provided that such Audit does not (i) unduly disrupt the normal operation of Zosano’s business or (ii) require Zosano to provide Lilly or its authorized representatives or agents any Confidential Information that is not related to the Manufacture of the Daily Product. In addition, the Parties agree that any such Audit shall not be conducted more than once every calendar year. Notwithstanding the foregoing sentence, Lilly shall have the right to conduct one additional Audit prior to each first commercial sale of the Daily Product. Notwithstanding the above, for sufficient Cause which shall be communicated in writing to Zosano, Lilly may have immediate access during normal working hours limited to the extent of inspection directly related to such Cause, with appropriate protections to preserve the confidentiality of information at the applicable facility. “Cause” shall mean a Daily Product safety, health and safety, environmental or quality issue that has been specifically identified, or as mandated by Regulatory Authorities, and where time is of the essence. Any such audit conducted for “Cause” shall not supplant or negate the right for the annual Audit.

6.2. Zosano shall be responsible for obtaining the active pharmaceutical ingredients (“API”) required for its Manufacture of the Daily Product. The Parties acknowledge that as of the Effective Date, [**] is Zosano’s current supplier of API. Any change of supplier of

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the Daily Product shall be acceptable to and approved by Lilly (such approval not to be unreasonably withheld, conditioned or delayed). Zosano, in consultation with Lilly, shall be responsible for the Manufacture of the Daily Product according to specifications approved in the relevant Regulatory Approval. Lilly shall have the right to audit all Daily Product Manufacturing sites, in accordance with the procedures set forth in Section 6.1. Lilly shall have the right (but not the obligation), at any time after the transfer of Regulatory Approval to Lilly pursuant to Section 4.6, to assume responsibility for the Commercial Manufacturing governance/oversight. In the event that Lilly elects to assume responsibility for the Manufacture of commercial supplies of the Daily Product, Zosano shall provide Reasonable Assistance to Lilly in connection therewith.

7.	Joint Collaboration Committee. For purposes of describing the general scope of the collaboration only, and subject to the obligations set forth more specifically in other sections of this Agreement, the Parties contemplate that Zosano would be responsible for management and funding of further Development activities and regulatory activities necessary to support registration of the Licensed Products in accordance with the Development Plan and, in the event Zosano achieves the Critical Success Factors, Lilly shall make the applicable milestone payments and thereafter be solely responsible for the conduct and funding of all Commercialization activities. Accordingly, the purpose of the JCC is to facilitate periodic communication between the Parties regarding their activities under this Agreement. The JCC will not serve as an alliance decision making body, nor will it have the power to amend or waive compliance with, or the terms of, this Agreement or determine whether a Party has committed a breach of this Agreement. For the avoidance of doubt, the JCC shall have no authority to determine whether a Development milestone should be pursued or amended or is achieved.

7.1.	Formation and Membership. As soon as practicable, but in no event more than thirty (30) days after the Effective Date, the Parties will form a Joint Collaboration Committee (the “JCC”).

7.2.	Meetings. During the Term, the JCC shall meet in person at least twice per calendar year (and at least once every six (6) months) at times mutually agreed upon by the Parties. The location of the meetings of the JCC to be held in person shall alternate between sites designated by each Party. Other employees of each Party involved in the Development, Manufacture or Commercialization of the Licensed Products under this Agreement may attend meetings of the JCC, with the consent of each Party, consultants, representatives or advisors involved in the Development, Manufacture, or Commercialization of Licensed Products under this Agreement may attend meetings of the JCC; provided, however, that such consultants, representatives and advisors are under obligations of confidentiality and non-use applicable to the Confidential Information of each Party and that are at least as stringent as those set forth in Section 15.

7.3.	Membership. The JCC shall be comprised of two (2) persons from each Party. A Party may replace any or all of its representatives on the JCC at any time upon written

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notice to the other Party. Any member of the JCC may designate a substitute to attend and perform the functions of that member at any meeting of the JCC; provided, however, that each JCC representative shall have sufficient experience and expertise in development, manufacturing or commercialization matters in the pharmaceuticals and/or biotechnology industries to serve on the JCC. The JCC shall have a chairperson, who prior to Lilly’s payment of the first Development milestone payment under Section 8.2 shall be a representative of Zosano designated by Zosano, and from and after Lilly’s payment of the first Development milestone payment under Section 8.2 shall be a representative of Lilly designated by Lilly. The JCC shall operate by vote, with the chairperson of the JCC shall have the sole and controlling vote.

7.4.	Responsibilities. The JCC shall have the primary responsibility of facilitating communication between the Parties regarding Development, Manufacturing and Commercialization activities. The JCC shall annually review the Development Plan to assess progress and make recommendations for modification in view of current business and/or regulatory conditions. In addition, the JCC may perform such other functions as appropriate to further the purposes of this Agreement as mutually agreed in writing by the Parties. The chairperson of the JCC shall be responsible for preparing and circulating an agenda in advance of each meeting of the JCC, and preparing and issuing minutes of each meeting promptly thereafter.

7.5.	Alliance Managers. Each Party shall appoint one representative who possesses a general understanding of this Agreement and of Development, regulatory and Commercialization issues to act as its alliance manager (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a central point of contact between the Parties to assure a successful relationship between the Parties and to facilitate the flow of information and resolution of disputes (in accordance with Section 16.1) that may arise. All requests for support or information from one Party to the other will be routed through and managed by the Alliance Manager in order to minimize disruption to both Parties. Alliance Managers shall be active participants and attend meetings of the JCC and, as appropriate or requested, any subcommittees (and will help set agendas and facilitate meetings, but will not be the chairman, secretary (except with respect to the JCC) or a voting member of any subcommittee). Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party.

8.	Consideration

8.1.	Scope. The financial terms set forth in this Section 8 only apply to the Daily Product. Subject to Section 9.5.4, if Lilly wishes to Commercialize a Licensed Product with a New Dosing Duration, then the Parties shall negotiate in good faith financial terms covering the additional Licensed Product.

8.2.	Development Milestone Payments. Zosano shall provide Lilly with written notice of the actual first occurrence of each of the Development milestones set forth below with respect to the Daily Product within thirty (30) days after such occurrence. Upon Regulatory Approval for the Daily Product in [**] on or prior to [**] (provided

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that the other CSFs in respect of [**] have been achieved), Lilly shall pay to Zosano the amount set forth next to “Regulatory Approval in [**]” in the table below, within thirty (30) days after the first occurrence Regulatory Approval for the Daily Product in [**]. Upon Regulatory Approval for the Daily Product in [**] on or prior to [**] (provided that the other CSFs in respect of [**] have been achieved), Lilly shall pay to Zosano the amount set forth next to “Regulatory Approval in [**]” in the table below, within thirty (30) days after the first occurrence Regulatory Approval for the Daily Product in [**].

Development Milestone Event of Daily Product	USD Payment
Regulatory Approval in [**]	[**]
Regulatory Approval in [**]	[**]

Total	$300,000,000

For purposes of clarity, the above Development milestone payments are payable by Lilly to Zosano upon achievement of such milestone regardless of whether Regulatory Approval is first obtained in [**] or [**]. The above Development milestone payments shall be payable only once for the Daily Product in each of [**] and [**]. All payments made to Zosano pursuant to this Section 8.2 are non-refundable and may not be credited against any other payments payable by Lilly to Zosano under this Agreement.

8.3.	Commercial Milestones. Lilly shall provide Zosano with written notice of the actual first occurrence of each sales milestone set forth below with respect to the Daily Product within ninety (90) days after such occurrence. Within ninety (90) days of the end of the calendar quarter in which such sales milestone has been met, whether by Lilly, its Affiliates or any of their respective sublicensees, Lilly shall pay to Zosano the applicable payment set forth below:

Annual Net Sales of a Daily Product	USD Payment
Annual Worldwide Net Sales greater than USD [**]	[**]
Annual Worldwide Net Sales greater than USD [**]	[**]

Total	$125,000,000

For purposes of clarity, if for any reason a Net Sales milestone event, as set forth in the table above in this Section 8.3, does not occur prior to the occurrence of the subsequent milestone event for a Daily Product, then the skipped milestone event shall be deemed to occur upon the occurrence of the subsequent milestone event.

The payments set forth above in this Section 8.3 shall be triggered by the achievement of the specified sales for the Daily Product in the first twelve (12) month calendar period of such occurrence, and shall be payable only once despite potential repeated achievement

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of the specified sales by such Daily Product. All payments made to Zosano pursuant to this Section 8.3 are non-refundable and may not be credited against any other payments payable by Lilly to Zosano under this Agreement.

8.4.	Royalties.

8.4.1.	Rates.

8.4.1.1.	During the Royalty Term, Lilly shall pay to Zosano royalties equal to [**] of annual (calendar year) Net Sales of Daily Product in the United States and Japan; and for all other countries the royalty rate shall be equal to [**] provided, however, that in no event shall the royalty rate in any country be less than [**] of annual (calendar year) Net Sales of Daily Product in such country (the “Royalty Floor”). For clarity, the royalty rate for all countries other than the United States and Japan shall be determined in accordance with the following formula, subject to the Royalty Floor:

RR = [**]

For purposes of the foregoing formula: “RR” means royalty rate; “A” means [**]; and “B” means [**].

8.4.1.2.	Following the Royalty Term on a country-by-country basis, Zosano shall provide commercial supplies of the Product Patch for the Daily Product to Lilly at a [**] mark-up over Zosano’s actual Manufacturing Cost for the Product Patch, and Lilly’s obligation to pay royalties to Zosano under Section 8.4.1.1 following the Royalty Term for such country shall terminate.

8.4.2.	Royalty Term. Lilly’s royalty obligations under Section 8.4.1.1 with respect to Daily Product shall commence on a country-by-country basis on the date of First Commercial Sale of such Daily Product by Lilly, its Affiliates or sublicensees in the relevant country, and shall expire upon the later of (i) expiration of the last to expire Valid Patent Claims of the Licensed Technology Covering such Daily Product in such country, or (ii) ten (10) years following First Commercial Sale of such Daily Product in such country (the “Royalty Term”).

8.4.3.	Third Party Licenses. In the event either Party is required to obtain one or more licenses under Intellectual Property Controlled by a Third Party in order to exercise Lilly’s rights to the Licensed Patents or Licensed Know-How in any country in the Territory as contemplated under this Agreement, Zosano shall have the first right (but not the obligation) to obtain a license to such Intellectual Property on terms that allow Zosano to include such Intellectual Property in the license granted herein to Lilly under the Licensed Patents and/or Licensed Know-How to research, develop, make, have made, use, import, export, sell, offer for sale, and otherwise transfer Daily Products. If Zosano does not obtain such license to such Third Party Intellectual Property, then Lilly, after consultation with Zosano, shall have the right (but not the obligation) to obtain a license to such Third Party Intellectual Property.

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Zosano shall be responsible for paying all Third Party royalties necessary for Lilly to practice the license granted in Section 2.1 that relate to the complete Product Patch system including the applicator device and packaging, including, but not limited to, those under the ALZA Agreement.

8.4.4.	Royalty Reports. Royalty payments shall be calculated, reported and paid for each calendar quarter after the First Commercial Sale of the first Daily Product. All royalty payments due to Zosano under this Agreement shall be paid within [**] after the end of each calendar quarter. Each payment shall be accompanied by a quarterly report of Net Sales of Daily Product by Lilly, its Affiliates and their respective sublicensees, setting forth Net Sales and royalty due, on a country-by-country basis, as well as gross sales and total deductions and adjustments used to calculate such Net Sales of Daily Product, to permit confirmation of the accuracy of the payments made to Zosano hereunder and to enable Zosano to comply with its reporting obligations under the ALZA Agreement. Lilly shall keep, and shall cause its Affiliates and their respective sublicensees to keep, complete and accurate books and records pertaining to the sale or other disposition of Daily Products which may be necessary to ascertain properly and to verify the payments owed hereunder.

8.4.5.	Withholding Tax. Lilly shall not withhold from payments due to Zosano any amounts for payment of any withholding tax, except to the extent required by Law to be paid to any taxing authority with respect to such payments. Lilly shall provide to Zosano all relevant documents and correspondence, and shall also provide to Zosano any other cooperation or assistance as may be necessary to enable Zosano to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit. Lilly shall give Zosano proper evidence from time to time or within fifteen (15) days of Zosano’s request as to the payment of such tax. The Parties shall cooperate with each other in seeking deductions under federal and state tax laws and any double taxation or other similar treaty or agreement from time to time in force.

8.4.6.	Interest Due. Without limiting any other rights or remedies available to Zosano, Lilly agrees to pay interest at an annual rate of U.S. 3-month Libor +1.5% or the maximum interest rate permitted by applicable law calculated based on number of days overdue on all good faith undisputed late payments due under this Section 8.

8.4.7.	Wire Transfer Instructions. All payments to be made by Lilly to Zosano under this Agreement shall be made by wire transfer from Lilly to the following account of Zosano:

Bank : Silicon Valley Bank

Bank Address : 3003 Tasman Drive, Santa Clara CA 95054

Bank Account : [**]

Routing & Transit : [**]

Swift Code : [**]

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9.	Term and Termination

9.1.	Term. The term of this Agreement shall commence on the Effective Date and shall expire on a country-by-country basis, unless earlier terminated under this Section 9, upon the date of expiration of all of Lilly’s royalty payment obligations under Section 8.4.1.1 hereof in respect of such country (the “Term”); provided, however, that the provisions of Section 8.4.1.2 shall survive such expiration in respect of such country.

9.2.	Termination by Zosano. Zosano may terminate this Agreement pursuant to Section 3.3.4 on a country-by-country basis upon written notice to Lilly in the event it determines, in its sole discretion, that it is commercially or scientifically unreasonable to pursue a CSF and discontinues the development of the Daily Product. In accordance with Section 3.3.4, Zosano’s right to terminate under this Section 9.2 expires once Lilly makes the first Development Milestone payment under Section 8.2.

9.3.	Termination by Lilly. Lilly may terminate this Agreement (i) pursuant to Section 3.3.3 upon written notice to Zosano in the event Zosano is not successful in meeting a CSF or (ii) at any time after the first Development milestone payment has been made under Section 8.2, and upon six (6) months’ prior written notice to Zosano.

9.4.	Termination for Material Breach. Upon or after the material breach of any provision of this Agreement, the non-breaching Party may terminate this Agreement if the breaching Party has not cured such breach within a sixty (60) day period following written notice of such breach by the non-breaching Party. Notwithstanding the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the sixty (60) day cure period by the defaulting Party and such defaulting Party makes a good faith effort to cure such default, the cure period shall be extended from sixty (60) days to ninety (90) days from such original notice of default. If a breach remains uncured after the aforementioned periods of time to cure such breach, then the non-breaching Party shall have the option of terminating this Agreement or continuing under this Agreement (in which case the non-breaching Party shall be deemed to have waived its right to terminate this Agreement), but in either case the non-breaching Party shall be entitled to recover damages incurred as a result of such breach from the breaching Party pursuant to Section 16.1. If a breach remains uncured after the aforementioned periods of time to cure such breach and the non-breaching Party decides to terminate this Agreement, then all licenses granted hereunder shall automatically terminate and the non-breaching Party shall be entitled to recover damages incurred as a result of such breach from the breaching Party. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

9.5.	Effect of Termination.

9.5.1.	Upon termination of this Agreement by Zosano under Section 9.2, (i) all licenses hereunder shall automatically terminate and (ii) Lilly shall retain the right of reinstatement (as described in Section 9.5.3) and the Proposal (as described in Section 9.5.4).

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9.5.2.	Upon termination by Lilly pursuant to Section 9.3, (i) all licenses hereunder shall automatically terminate, (ii) Zosano shall retain all rights to Develop, Manufacture and Commercialize, and otherwise use and exploit, Licensed Products, and (iii) the right of reinstatement (as described in Section 9.5.3) and the Proposal (as described in Section 9.5.4) shall each terminate and be of no further force and effect.

9.5.3.	Right of Reinstatement. In the event Zosano terminates this Agreement pursuant to Section 9.2 and subsequently wishes to restart Development activities of a Daily Product, then it shall offer Lilly the right to reinstate the terms of this Agreement by providing written notice to Lilly (the “Reinstatement Offer”). If Lilly accepts the Reinstatement Offer by providing written notice of acceptance to Zosano within thirty (30) days after Lilly’s receipt of the Reinstatement Offer, then the terms of this Agreement shall be reinstated automatically. If Lilly does not accept the Reinstatement Offer but instead proposes to Zosano in writing within thirty (30) days after Lilly’s receipt of the Reinstatement Offer new financial terms for the Daily Product, and Zosano accepts such new financial terms, then this Agreement will be reinstated with such new financial terms. If Zosano does not accept Lilly’s proposed new financial terms, then Zosano shall not enter into an agreement to Develop, Manufacture and Commercialize a Daily Product with any Third Party prior to August 19, 2019. If Lilly refuses the Reinstatement Offer or fails to propose to Zosano in writing within thirty (30) days after Lilly’s receipt of the Reinstatement Offer new financial terms for the Daily Product, then this Agreement shall remain terminated, Lilly shall have no further rights of reinstatement hereunder and Zosano shall not Commercialize a Daily Product prior to August 19, 2019.

9.5.4.	New Dosing Duration Proposal. If Zosano determines in good faith during the Term of this Agreement, that a Licensed Product with a New Dosing Duration would be more successful than the Daily Product, then Zosano shall provide written notice thereof to Lilly. If Lilly and Zosano mutually agree to proceed with such New Dosing Duration, then they shall attempt to negotiate new financial terms for the Development, Manufacture and Commercialization of such Licensed Product. If Zosano accepts such financial terms, then the Parties shall negotiate in good faith the terms of a definitive agreement for the Development, Manufacture and Commercialization of such Licensed Product with a New Dosing Duration (a “Definitive Agreement”). If a Definitive Agreement cannot be entered into or Lilly refuses the initial written notice, then the Parties will not Develop such Licensed Product with a New Dosing Duration during the Term of this Agreement.

9.5.5.	Accrued Rights. Except as otherwise specifically set forth in this Agreement, all rights and obligations of the Parties shall terminate upon the expiration or termination of this Agreement; provided, however, that expiration or termination of this Agreement shall not relieve the Parties of any rights or obligations accruing prior to such expiration or termination.

9.5.6.	Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, each Party shall promptly return to the other Party or destroy all Confidential Information of the other Party (and all copies

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and reproductions thereof). In addition, each Party shall destroy (a) that portion of any notes, reports or other documents prepared by such Party which contain Confidential Information of the other Party, and (b) any Confidential Information of the other Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the other Party. Notwithstanding the foregoing, each Party and its Representatives (i) may retain solely for compliance purposes copies of the Confidential Information of the other Party in order comply with law or regulation, and (ii) need not destroy electronic archives and backups made in the ordinary course of business where it would be commercially impracticable to do so. Moreover, notwithstanding the return or destruction of the Confidential Information of the other Party, each Party and its Representatives shall continue to be bound by their obligations of confidentiality and other obligations hereunder.

9.5.7.	Remedies. Expiration or termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or other remedies available at law that it may be entitled to upon such expiration or termination.

9.5.8.	Rights in Bankruptcy. The occurrence of an Insolvency Event with respect to Zosano, will not, in itself, impact either Party’s license rights under this Agreement, or adversely impact the right of Zosano to receive royalties or milestones. All rights and licenses granted under or pursuant to this Agreement by either Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code (the “Subject Party”), the other Party (the “Non-subject Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to the Non-subject Party (i) upon any such commencement of a bankruptcy proceeding upon the Non-subject Party’s written request therefor, unless the Subject Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Subject Party upon written request therefor by the Non-subject Party. Lilly agrees that in consideration of the rights granted under the license set forth in Section 2.1 it will pay to Zosano all royalty and milestone payments which would have been payable under this Agreement by Lilly with respect to the exercise of its rights under the license granted in this Agreement. The provisions of this Section 9.5.8 are without prejudice to any rights that either Party may have arising under any applicable insolvency statute or other applicable law.

9.5.9.	Surviving Provisions. Without limiting any other provisions of this Agreement that expressly provide for certain rights or obligations under this Agreement to survive any termination or expiration of this agreement, the provisions of Sections 1, 2.2, 4.2, 4.3, 4.6, 9.5, 10, 11.1, 13, 14.4, 14.5, 15 and 16 and any accrued rights and obligations under this Agreement shall survive the expiration or termination of this Agreement in accordance with their terms.

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10.	Records And Audit Rights

10.1.	During the Term and for a period of one (1) year thereafter, Lilly shall keep (and cause its Affiliates and sublicensees to keep) complete and accurate books and records pertaining to the sale or other disposition of Licensed Products, in sufficient detail to permit Zosano to confirm the accuracy of payments due to Zosano hereunder, for at least three (3) years following the calendar quarter to which information relates.

10.2.	Within the Term of this Agreement and for a period of one (1) year thereafter, Zosano shall have the right to have a neutral, nationally recognized independent certified public accounting firm selected by Zosano subject to approval by Lilly (such approval to not be unreasonably withheld, conditioned or delayed) inspect, not more than once each year, Lilly’s records for the three (3) preceding years for the purpose of determining the accuracy of the royalty and milestone payments to Zosano hereunder. No period will be audited more than once. Zosano shall submit an audit plan, including audit scope, to Lilly for Lilly’s approval, which shall not be unreasonably withheld, conditioned or delayed, prior to audit implementation. The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to Zosano and Lilly the amounts of Net Sales, royalties and milestone payments due and payable, which information Zosano may share with ALZA Corporation in accordance with Section 5.8.1 of the ALZA Agreement, as well as gross sales and total deductions and adjustments used to calculate such Net Sales. If it is determined that additional royalties are owed, or that royalties were overpaid, during such period, Lilly will pay Zosano the additional royalties, or Zosano will pay Lilly the overpaid royalties within thirty (30) days of the date the independent certified public accountants written report is received by the paying party. The fees charged by such accounting firm will be paid by Zosano unless any additional royalties owed exceed five percent (5%) and $100,000 of the royalties paid for the royalty period subject to the audit, in which case Lilly will pay the reasonable fees of the accounting firm.

10.3.	Within the Term of this Agreement and for a period one (1) year thereafter, Lilly shall have the right to have a neutral, nationally recognized independent certified public accounting firm selected by Lilly subject to approval by Zosano (such approval to not be unreasonably withheld, conditioned or delayed) inspect, not more than once each year, Zosano’s records for the three (3) preceding years for the purpose of determining the accuracy of the Manufacturing Costs for such Daily Product or Product Patch hereunder as it may relate to Lilly’s purchase of Daily Product or Product Patch pursuant to Section 6. No period will be audited more than once. Lilly shall submit an audit plan, including audit scope, to Zosano for Zosano’s approval, which shall not be unreasonably withheld, conditioned or delayed, prior to audit implementation. The independent certified public accountants shall keep confidential any information obtained during such inspection and shall report to Zosano and Lilly the amounts of Manufacturing Costs. If it is determined that additional money is owed

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or was overpaid during such period, as it may relate to Lilly’s purchases of Daily Product/Product Patch pursuant to Section 6 and the Supply Agreement, then the owing Party shall make payment within thirty (30) days of the date the independent certified public accountants written report is received by the paying party. The fees charged by any such accounting firm will be paid by Lilly unless any overage discovered exceeds five percent (5%) and $100,000 of the amount paid for the Daily Product or Product Patch subject to the audit, in which case Zosano will pay the reasonable fees of the accounting firm.

11.	Ownership and Prosecution of Intellectual Property

11.1.	Ownership of Intellectual Property. Zosano shall own exclusively the Licensed Technology. Lilly hereby assigns and agrees to assign its right, title and interest in and to the Licensed Technology to Zosano and shall cause any employees, agents, representatives, advisors or consultants of Lilly and its Affiliates, and their respective sublicensees, to execute formal assignments and any such instruments prepared by Zosano, which Zosano deems necessary to vest its ownership of the Licensed Technology.

11.2.	Filing, Prosecution and Maintenance of Licensed Patents. Subject to the provisions of this Section 11.2 and any written agreements existing as of the Effective Date with respect to the prosecution of the Licensed Patents, Zosano, at its sole discretion and expense, will file, prosecute, maintain and determine the strategy of prosecution of the Licensed Patents. If requested by the JCC, Zosano shall timely provide the JCC with copies of all material correspondence from any Patent Authority regarding Licensed Patents, provided such material correspondence cannot be obtained from a Patent Authority website. Zosano shall provide Lilly with a copy of any proposed filing with any Patent Authority in connection with proceedings before any Patent Authority with Licensed Patents and shall provide to Lilly a reasonable opportunity (at least ten (10) calendar days) to comment on any such proposed filing with respect to such Licensed Patents, which comments Zosano shall consider in good faith. If Zosano elects to discontinue prosecution or maintenance of any Licensed Patent, Zosano shall so advise Lilly in writing at least sixty (60) calendar days in advance of such discontinuance and, if requested by Lilly, shall discuss with Lilly Zosano’s reasons for such discontinuance. If requested by Lilly, at Lilly’s cost, Zosano will or will authorize Lilly to take action to prevent such abandonment of such Licensed Patent, unless Zosano has a material business or legal reason for not taking such action.

12.	Enforcement of Intellectual Property

12.1.	Notice of Infringement; Enforcement of Intellectual Property. Each Party shall promptly (and in any event within five (5) business days in the case of clause (ii) or (iii) below) report in writing to the other Party during the Term (i) any known or suspected infringement of, or unauthorized use of, or challenge to, any of the Licensed Technology, (ii) any certification filed pursuant to 21 U.S.C. § 355(b)(2)(A)(vii) or 21 U.S.C. § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming

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that any Patent Rights within the Licensed Technology are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, offer for sale, or sale of a product by a Third Party, or (iii) without limiting the generality of Section 13, any claim by a Third Party that the Development, Manufacture or Commercialization of any Licensed Product or the practice by either Party of the Licensed Technology infringes or misappropriates the intellectual property rights of such Third Party, and shall provide the other Party with all available evidence supporting such known or suspected infringement or unauthorized use. For any of the disclosure or notification obligations of the Parties under this Section 12.1, it is understood that all information disclosed under such obligations is covered by the provisions of Section 15, and further that neither Party shall be required, by such obligations, to disclose legally privileged information or information with respect to which such Party is subject to confidentiality or other contractual obligations to Third Parties, unless required to do so by operation of law.

12.2.	As between Zosano and Lilly, Zosano shall have the first right, but not the obligation, to enforce and/or defend the Licensed Patents. If requested to do so by Zosano, Lilly shall reasonably cooperate with Zosano, at Zosano’s cost, in the enforcement or defense of the Licensed Patents and provide Zosano Reasonable Assistance. Lilly shall be kept reasonably advised at all times of such suit or proceedings brought by Zosano with respect to the Licensed Patents. Within thirty (30) days after receiving notice of an infringement or a lawsuit on the validity of a patent (or, in the case of a certification received pursuant to either 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provision in a country in the Territory other than the United States, within ten (10) business days), Zosano shall determine if it or a Third Party shall institute legal action and shall notify Lilly of such determination. If Zosano fails to institute legal action to enforce and/or defend the Licensed Patents within the aforementioned period, then subject to any rights of any Third Party to enforce the Licensed Patents, Lilly shall have the right, but not the obligation, to cause Zosano to initiate and to conduct such legal action, at Lilly’s sole cost and expense. If Zosano does institute such legal action, but desires at any point in such legal action to cease to continue with such action and no Third Party exercises its right to enforce the Licensed Patents, then Zosano will provide a reasonable written notice to Lilly prior to discontinuing such action. The foregoing will be subject in its entirety to the rights of any Third Party to enforce the Licensed Patents under any written agreement existing as of the Effective Date, including, without limitation, to ALZA Corporation’s rights under Sections 7.4 and 7.5 of the ALZA Agreement relating to infringement claims.

12.3.	Conduct of Enforcement. If Lilly is required under any law to join any such legal action initiated by Zosano or if the failure of Lilly to become a party to such suit, action or proceeding would in the opinion of counsel to the Zosano risk dismissal thereof, Lilly shall execute all papers and perform such other acts as may be reasonably required to permit the litigation to be initiated or conducted (including initiating a suit before a court or tribunal at the Zosano’s request or permitting Zosano or any Third Party with rights to enforce the Licensed Patents under written agreement with Zosano as of the Effective Date, initiate a legal action in the name of itself and

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Lilly), and Zosano shall reimburse Lilly for its reasonable out-of-pocket expenses relating to its joining thereto and participation therein. If Lilly is required to be joined as a party in any action initiated by Zosano, then upon the request of Zosano, Lilly shall waive any objection to such joinder on the grounds of personal jurisdiction, venue, or forum non conveniens.

12.4.	Settlement and Recoveries. The party enforcing and/or defending the Licensed Patents may enter into any settlement, consent judgment or other voluntary final disposition of any action contemplated by this Section 12.2 without Lilly’s prior consent; provided, however, that (i) Lilly receives a general release of any claims against it in such proceeding and is promptly provided thereafter a copy of such settlement, consent judgment or other voluntary disposition, and (ii) such settlement does not have a material adverse impact on the rights granted to Lilly hereunder or on the scope or enforceability of the Licensed Patents or result in a payment or other liability or admission by Lilly to a Third Party. Any other settlement, consent judgment or voluntary final disposition of any proceeding under Section 12 by the Party enforcing and/or defending the Licensed Patents shall require the prior written consent of the other Party, which consent shall not be unreasonably withheld. With respect to any suit or action regarding the Licensed Technology as set forth in the above, any recovery obtained by Lilly or Zosano as a result of any such proceeding, by settlement or otherwise, shall (x) first be used to reimburse Lilly and Zosano for their reasonable costs and legal fees incurred in the conduct of such proceedings, and (y) any remaining proceeds shall be allocated equally (50/50) between the Parties.

12.5.	Trademarks. Lilly shall have the sole right to develop trademarks and trade dress in connection with the Commercialization of any Licensed Product in the Territory, and Lilly shall own such trademarks and trade dress, and all associated goodwill, and shall prosecute, maintain and enforce such trademarks and trade dress at its own cost and discretion. Lilly shall provide Zosano with the trademark and trade dress information necessary to apply for Regulatory Approvals and the parties shall cooperate in the preparation thereof. Notwithstanding the foregoing, Zosano shall promptly notify Lilly of any known, threatened or suspected infringement, imitation or unauthorized use of or unfair competition relating to such trademarks and trade dress, and shall cooperate with Lilly and use reasonable efforts to assist Lilly in the protection of such trademarks and trade dress, if such additional cooperation or assistance is reasonably requested by Lilly and at Lilly’s cost.

12.6.	Inventorship. Notwithstanding anything to the contrary herein, inventorship shall be determined in accordance with U.S. patent law.

13.	Indemnification

13.1.	Indemnification by Lilly. Lilly agrees to indemnify, defend and hold harmless Zosano and its Affiliates, and their respective sublicensees, officers, directors, employees, and their respective successors, heirs and assigns (the “Zosano Indemnitees”), from and against any and all claims, costs, expenses, damages and liabilities, including reasonable legal costs (“Losses”), to which the Zosano

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Indemnitees may become subject as a result of any claim, demand, action, suit or other proceeding by any Third Party (a) arising out of (i) the negligence, recklessness or wrongful intentional acts or omissions of Lilly, its Affiliates and its or their respective directors, officers, employees and agents, in connection with Lilly’s performance of its obligations or exercise of its rights under this Agreement; (ii) any breach by Lilly of any representation, warranty or covenant set forth in this Agreement; or (iii) the making, having made, using, selling, offering for sale and importing and otherwise Commercializing of Licensed Products by Lilly, its Affiliates and/or sublicensees, or (b) alleging infringement of Third Party intellectual property rights by use of Intellectual Property owned or Controlled by Lilly (other than the Licensed Technology) in the Development, Manufacture, use, import, export, sale, offer for sale and/or any other Commercialization of Licensed Products, except to the extent such Losses result from (x) the gross negligence or willful misconduct of Zosano; (y) material breach of this Agreement by Zosano; or (z) any claim by a Third Party alleging that the grant of rights by Zosano to Lilly under this Agreement violates or conflicts with the terms of any license or other grant of rights by Zosano to such Third Party.

13.2.	Indemnification by Zosano. Zosano shall indemnify, defend and hold harmless Lilly and its Affiliates and their respective sublicensees, officers, directors, employees, and their respective successors, heirs and assigns (the “Lilly Indemnitees”) from and against any and all Losses to which the Lilly Indemnitees may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a) arising out of (i) the negligence, recklessness or wrongful intentional acts or omissions of Zosano, its Affiliates and/or its sublicensees (excluding Lilly) and its or their respective directors, officers, employees and agents, in connection with Zosano’s performance of its obligations or exercise of its rights under this Agreement; (ii) the Development and Manufacture of Licensed Products by Zosano, its Affiliates or Subcontractors; or (iii) any breach by Zosano of any representation, warranty or covenant set forth in this Agreement, except to the extent such Losses result from (x) the gross negligence or willful misconduct of Lilly, or (y) material breach of this Agreement by Lilly, or (z) any claim by a Third Party alleging that the grant of rights by Lilly to Zosano under this Agreement violates or conflicts with the terms of any license or other grant of rights by Lilly to such Third Party.

13.3.	Conduct of Claims. The Party seeking an indemnity (the “First Party”) shall:

13.3.1.	fully and promptly notify the other Party (the “Indemnifying Party”) of any claim or proceedings, or threatened claim or proceedings, for which the First Party may assert indemnification from the Indemnifying Party pursuant to this Section 13;

13.3.2.	permit the Indemnifying Party and its insurers, at the Indemnifying Party’s expense, to take full control of such claim or proceedings, with counsel of the Indemnifying Party’s choice reasonably acceptable to the First Party; provided, however, that the Indemnifying Party shall reasonably and regularly consult with the First Party in relation to the progress and status of such claim or proceedings, and the First Party may participate in the defense of such claim or proceeding using counsel of its own choice at the First Party’s expense;

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13.3.3.	reasonably co-operate with the Indemnifying Party in the investigation and defense of such claim or proceedings at the Indemnifying Party’s expense; and

13.3.4.	take reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

The Indemnifying Party may settle a claim or proceeding on terms that provide only for monetary relief and include a general release of the First Party and do not include any admission of liability or impose any obligation on the First Party. Except as set forth above, neither the Indemnifying Party nor the First Party shall acknowledge the validity of, compromise or otherwise settle any claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

14.	Representations and Warranties

14.1.	Mutual Representations, Warranties and Covenants. Each Party represents, warrants as of the Effective Date and, with respect to Sections 14.1.6 and 14.1.8 below, covenants to the other Party that:

14.1.1.	it is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and legal right and authority to enter into this Agreement and to carry out the provisions hereof;

14.1.2.	it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

14.1.3.	this Agreement is legally binding upon it, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

14.1.4.	the execution, delivery and performance of this Agreement by it does not conflict with, or result in the breach of the terms of, any agreement or instrument to which it is a Party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

14.1.5.	no consent, approval, authorization or order of any court or governmental agency or governmental body or Third Party is required for execution and delivery by such Party of this Agreement;

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14.1.6.	it has not, and shall not during the Term, grant any rights to any Third Party, which would conflict in any material respect with the rights granted to the other Party hereunder;

14.1.7.	it is not engaged in any litigation or arbitration, or in any dispute reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or its ability to fulfill its obligations under this Agreement; and

14.1.8.	each employee, agent and consultant of such Party engaged in the performance of activities under this Agreement is, or shall be prior to the performance of any such activities under this Agreement, contractually bound to (i) assign to such Party all of its, his or her right, title and interest in and to any Intellectual Property arising from activities performed by such employee, agent or consultant under this Agreement, and (ii) comply with confidentiality and non-use obligations that are at least as restrictive as those set forth in Section 15.

14.2.	Zosano Representations, Warranties and Covenant. Zosano represents and warrants to Lilly that as of the Effective Date:

14.2.1.	the rights granted to Lilly and its Affiliates hereunder do not conflict with rights granted by Zosano to any Third Party;

14.2.2.	to Zosano’s knowledge, the use of the Licensed Technology as contemplated under this Agreement does not infringe any issued patents of any Third Party

14.2.3.	to Zosano’s knowledge, it is not aware of any other Patent Rights, Know How, or other Intellectual Property right, other than that which is licensed hereunder to Lilly and not controlled by Lilly, which the Development, Manufacture, use and/or Commercialization of Licensed Products as contemplated hereunder would infringe; and

14.2.4.	it Controls the Licensed Technology in the Field in the Territory and there are no agreements with, assignments by, restrictions, liens or encumbrances on, disputes with, or proceedings or claims against, Zosano or its Affiliates relating to, affecting or limiting Zosano’s rights with respect to the Licensed Technology, other than (i) a security interest granted in connection with a Loan and Security Agreement between Zosano and Hercules Technology Growth Capital, Inc. and a Joinder Agreement between Parent and Hercules Technology Growth Capital, Inc., and (ii) a security interest granted in connection with a promissory note of Zosano and Parent, with BMV Direct SOTRS LP (as assignee of BioMed Realty Holdings, Inc.).

14.3.	Lilly Representations and Warranties. Lilly represents and warrants to Zosano that, as of the Effective Date:

14.3.1.	the rights granted to Zosano and its Affiliates hereunder do not conflict with rights granted by Lilly to any Third Party; and

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14.3.2.	to Lilly’s knowledge, the use of the Pen or any molecule contained therein as contemplated under this Agreement does not infringe any issued patents of any Third Party and there are no agreements with, assignments by, restrictions, liens or encumbrances on, disputes with, or proceedings or claims against, Lilly or its Affiliates relating to, affecting or limiting Lilly’s rights with respect thereto.

14.4.	Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant the successful Development, Manufacture or Commercialization of any Licensed Product.

14.5.	Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF SECTION 15 (CONFIDENTIALITY) AND WITHOUT PREJUDICE TO THE OBLIGATION OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY WITH RESPECT TO CLAIMS BY A THIRD PARTY UNDER SECTION 13, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 14.5 SHALL NOT BE CONSTRUED TO LIMIT DAMAGES AWARDED SPECIFICALLY WITH RESPECT TO EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

15.	Confidentiality

15.1.	Use and Disclosure of Proprietary Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees to hold, and will cause their respective officers, directors, employees, agents, attorneys, accountants, consultants, advisors and agents (“Representatives”) to hold, including any of the aforementioned employed by a Party’s Affiliates, in confidence, and not disclose to any person, and shall not, and will cause its Representatives to not, use for any purpose, other than as expressly provided for in this Agreement, any Confidential Information furnished to it by the other Party pursuant to this Agreement or any Confidential Information of the other Party developed as part of the activities hereunder. Each Party may use such Confidential Information only to the extent required for the purposes of this Agreement. Each Party shall disclose Confidential Information of the other Party only to its Representatives (i) who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement, (ii) who are informed of the confidential nature of the Confidential Information, and (iii) who agree in writing (enforceable by the other Party) to comply with the terms of this Agreement as if a party hereto or are otherwise bound by

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obligations of confidentiality and non-use of Confidential Information at least as stringent as those set forth in this Agreement. Each Party shall adopt and maintain programs and procedures that are reasonably calculated to protect the confidentiality of Confidential Information, including maintaining a record of to whom Confidential Information has been disclosed, and shall be responsible to the other Party for any disclosure or misuse of Confidential Information that results from a failure to comply with the terms of this Section 15 by such Party or such Party’s Representatives. Each Party shall promptly report to the other Party any actual or suspected violation of the terms of this Section 15 and shall take all reasonable further steps requested by the other Party to prevent, control or remedy any such violation. A breach of this Section 15 by either Party’s Representative shall be considered a breach by such Party itself.

15.2.	Limitations on Obligations. The obligations of each Party specified in this Section 15 shall not apply, and such Party shall have no further obligations, with respect to any Confidential Information of the other Party that the receiving Party can prove by competent written evidence:

15.2.1.	is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party or its Affiliates, generally known or available to the public;

15.2.2.	is known by the receiving Party or its Affiliates at the time of receiving such information other than as a result of the receiving Party’s or its Affiliates’ breach of any legal obligation, as evidenced by its or its Affiliates’ records;

15.2.3.	becomes known to the receiving Party or its Affiliates through disclosure, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non-disclosure to the disclosing Party or its Affiliates;

15.2.4.	is independently developed by the receiving Party without the aid, reference to, reliance upon or use of the Confidential Information of the disclosing Party, as evidenced by such Party’s written records; or

15.2.5.	is the subject of a written permission to disclose provided by the disclosing Party.

15.3.	Exceptions. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is necessary in the following instances:

15.3.1.	filing or prosecuting patents as permitted by this Agreement in order to obtain Patent Rights that a Party is expressly permitted to obtain under this Agreement;

15.3.2.	regulatory filings for Licensed Products as permitted by this Agreement;

15.3.3.	prosecuting or defending litigation as permitted by this Agreement;

15.3.4.	complying with applicable court orders (or complying with oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or governmental regulations or law, including the rules or guidance of the U.S. Securities and Exchange Commission and/or any stock exchange and including rules or guidance of the Internal Revenue Service and/or any taxing authority;

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15.3.5.	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use; and

15.3.6.	Zosano may provide to ALZA Corporation a copy of this Agreement, redacted by Lilly to exclude any information not necessary for assessing Zosano’s compliance with the ALZA Agreement;

provided, however, that, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 15.3 it shall, except where impracticable, give reasonable advance notice to the other Party of such disclosure request or requirement so that the other Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Party that is required to make the disclosure shall reasonably cooperate with the other Party (at such other Party’s sole cost and expense) to obtain such a protective order or other remedy. If such order or other remedy is not obtained, or the other Party waives compliance with the provisions of this Agreement, then such Party shall only disclose that portion of the Confidential Information which it is advised by counsel that it is legally required to so disclose and shall use reasonable efforts to obtain reliable assurance (at the other Party’s sole cost and expense) that confidential treatment will be accorded the Confidential Information so disclosed. Without limiting the generality of the foregoing, the Parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by either Party with the U.S. Securities and Exchange Commission or foreign counterpart or as otherwise required by law.

15.4.	Publications. If either Party proposes to publish or present on any results or data related to the development, manufacture or use of the Licensed Product or Licensed Technology (excluding publications or presentations which include only a standard source reference to Licensed Technology, consistent with scientific journal publication practices), then the other Party shall have the right to review and comment on any material proposed for such publication or presentation, such as by oral presentation at scientific conferences or seminars, scientific journal manuscripts or abstracts. Before any such material is submitted for publication or presentation, the proposing Party shall deliver a complete copy of such material to the other Party at least thirty (30) days prior to the proposed submission for publication or presentation, and such other Party shall use reasonable efforts to give its comments to the proposing Party within thirty (30) days following delivery of such material. With respect to oral presentation materials and abstracts, such other Party shall use reasonable efforts to expedite review of such material and to provide comments (if any) to the proposing Party within twenty (20) days following the date of delivery of such material to such other Party. The proposing Party shall (a) give due consideration to any editorial comments of the other Party, (b) comply with the other Party’s request to delete references to such Party’s

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Confidential Information in any such material, and (c) delay any submission for publication or presentation for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications in accordance with the terms of Section 11.2 hereof.

15.5.	Announcements. Except as expressly permitted in this Agreement, neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter, or use the name of the other Party in any publicity, advertising or announcement, without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of counsel to the Party proposing to make such disclosure, required or advisable by law or the rules, regulations or guidance of the U.S. Securities and Exchange Commission or of a stock exchange on which the securities of such Party are listed, provided that unless prohibited by law, the disclosing party will make the proposed disclosure available for review and comment by the other Party and such disclosure is subject to the proviso in Section 15.3.4 to the extent practicable. Notwithstanding anything to the contrary contained in this Agreement:

15.5.1.	each Party may disclose the terms of this Agreement (but not other Confidential Information received from the other Party) to its legal, accounting and tax advisors, in each case who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Section 15; and

15.5.2.	As soon as practicable after the Effective Date, Zosano may issue a press release after obtaining Lilly’s written approval.

15.6.	Term of Confidentiality. The confidentiality and non-use obligations imposed on each Party under this Section 15 shall continue with respect to a particular item of Confidential Information of the other Party until ten (10) years after the expiration or termination of this Agreement.

16.	Miscellaneous Provisions

16.1.	Dispute Resolution. Each Party shall have the right to refer a dispute, controversy or claim in connection with this Agreement, including, without limitation, if related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, to the senior management within each Party for resolution. Disputes will be referred to the Alliance Managers to seek resolution. If the Alliance Managers are unable to achieve resolution within 10 days of the matter being referred to them, then the Alliance Managers will notify the JCC Chair who will convene a JCC meeting. The senior management shall have thirty (30) days in which to meet in good faith to resolve the dispute, controversy or claim, except for those matters for which a Party has final decision-making authority under Sections 3, 3.3.1, 4, 5 and 6. If the JCC is unable to resolve the matter within thirty (30) days, then the dispute, controversy or claim, shall be submitted promptly to the Chief Executive Officer of Zosano or its delegate and the Business Unit President for Lilly or their delegate for resolution. If either Party does not comply with the above, or such senior

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officers are unable to resolve the dispute, controversy or claim within thirty (30) days, then the dispute, controversy or claim may be pursued by either Party under applicable law

16.2.	Compliance with Anti-Corruption Laws. In connection with this Agreement, the Parties, including their Affiliates and Subcontractors, have complied and will comply with all applicable local, national, and international laws, regulations, and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended.

16.2.1.	In connection with this Agreement, the Parties have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government or Public Official for the purpose of: (i) improperly influencing any act or decision of the person or Government or Public Official; (ii) inducing the person or Government or Public Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government or Public Official to improperly influence the act or decision of any organization, including any government or government instrumentality, in order to assist Zosano or Lilly in obtaining or retaining business.

16.2.2.	Each Party agrees that breach of this section of the Agreement shall be considered a material breach of the Agreement and that the non-breaching Party may immediately seek all remedies available under law and equity including termination of this Agreement if it believes, in good faith, that a provision of this section of the Agreement has been breached.

16.2.3.	Each Party agrees that it will maintain accurate and complete records of its receipts and expenses having to do with payments to any Government or Public Officials in connection with this Agreement, in accordance with generally accepted accounting principles, during the term of this Agreement and for a period of five (5) years thereafter. Each Party further agrees that it will maintain adequate internal controls and will not make or permit any off-the-books accounts, inadequately identified transactions, recording of non-existent expenditures, entry of liabilities with incorrect identification of their object, or the use of false documents, in connection with this Agreement. Each Party will make such books and accounting records available for review by the other Party, or an independent party nominated by the requesting Party, not more than once each year, at their request.

16.3.	Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to its choice of law provisions.

16.4.	Equitable Relief. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement may be inadequate and, in recognition of this fact, either Party to this Agreement, without posting any

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bond, and in addition to all other remedies that may be available, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy in a court of competent jurisdiction that may then be available.

16.5.	Entire Agreement; Modification. This Agreement (including the Development Plan and the other Schedules and Exhibits hereto) constitutes a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its respective terms. This Agreement supersedes all prior and contemporaneous agreements and communications between the Parties, whether oral, written or otherwise, concerning any and all matters contained herein. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement or explain any terms used in this Agreement. In the event of any inconsistency or conflict between the terms of this Agreement and the Development Plan the terms of this Agreement shall govern, unless such conflicting provision is expressly identified and disclaimed in the Development Plan. This Agreement may not be modified or supplemented by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like. This Agreement may only be modified, amended or supplemented in writing signed by the Parties to this Agreement.

16.6.	Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party. Neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.7.	Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.8.	Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that (a) either Party may assign this Agreement, and its rights and obligations hereunder, to an Affiliate, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate; and (b) either Party may assign this Agreement, and its rights and obligations hereunder, to a Third Party in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sales of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

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16.9.	No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

16.10.	Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

16.11.	Notices. Any notice to be given under this Agreement must be in writing and delivered either (a) in person, (b) by any method of mail (postage prepaid) requiring return receipt, (c) by overnight courier confirmed thereafter to the Party to be notified at its addresses given below, or at any address such Party has previously designated by prior written notice to the other Party, or (d) by sending it by facsimile or email followed by delivery via one of the methods set forth in (a), (b) or (c) above. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (x) the date of actual receipt; (y) if mailed, five business days after the date of postmark; or (z) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Lilly, notices must be addressed to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attention: President, Bio-Medicines Business Unit

With a copy to:

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, IN 46285

Attention: General Counsel

If to Zosano, notices must be addressed to:

ZP Opco, Inc., c/o Zosano Pharma Corporation

34790 Ardentech Court

Fremont, California 94555

Attention: Chief Executive Officer

Facsimile: 1-510-742-6288

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With a copy to:

Foley Hoag LLP

155 Seaport Blvd

Boston, MA 02210

Attention: Jeff Quillen

Facsimile: 1-617-832-7000

16.12.	Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including, but not limited to, acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the events causing the failure or delay in performance, provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure shall be given to the other Party within thirty (30) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

16.13.	No Use of Names. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right on either Party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other Party, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of such other Party has been obtained or unless in the good faith determination of a Party, complies with securities disclosure rules and guidance.

16.14.	Interpretation. In this Agreement headings are for convenience only and do not affect interpretation, and unless the context indicates a contrary intention:

16.14.1.	Any schedule, attachment or Exhibit to this Agreement forms a part of this Agreement, but if there is inconsistency between this Agreement and any schedule, attachment or Exhibit hereto, then this Agreement shall prevail unless the Parties have agreed otherwise in writing;

16.14.2.	a reference to “includes” in any form is not a word of limitation;

16.14.3.	captions and headings of Sections contained in this Agreement preceding the text of the Sections, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction;

16.14.4.	references to days shall mean calendar days, unless otherwise specified;

16.14.5.	the words “shall” and “will” have the same meaning and are used interchangeably; and

16.14.6.	“USD” is a reference to U.S. dollars.

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16.15.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by email of a scanned copy will be effective as delivery of an original executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date.

ZP Opco, Inc.

By:

/s/ Vikram Lamba
Name:	Vikram Lamba
Title:	President and Chief Executive Officer

Eli Lilly and Company

By:

/s/ David A. Ricks
Name:	David A. Ricks
Title:	Senior V.P. and President Lilly Bio-Medicines

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Appendix 1.1

Definitions

“Affiliate” means, with respect to a Party, any corporation, company, partnership, joint venture or other entity, which controls, is controlled by, or is under common control with such Party. For the purpose of this definition, “control” of an entity means the ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such entity, or the legal power to direct or cause the direction of the general management and policies of the entity in question.

“ALZA Agreement” means the Intellectual Property License Agreement dated as of October 5, 2006 by and between ALZA Corporation and The Macroflux Corporation (predecessor in interest to Zosano) and the letter agreement dated February 22, 2011 between ALZA Corporation and Zosano, as amended and from time to time in effect.

“Commercialize” or “Commercialization” means any and all activities directly and specifically relating to marketing, promoting, detailing, distributing, importing, offering for sale, having sold and/or selling a Licensed Product in the Field in the Territory, but excluding Development and Manufacturing.

“Confidential Information” of a Party means trade secrets or confidential or proprietary information, whether written, oral or in any other form, including, without limitation, business, technical, scientific and commercial information, Know-How, materials, reports, notes, documents, analyses and data. The Licensed Technology, information received by Zosano pursuant to the ALZA Agreement, whether or not marked or otherwise identified as trade secrets or confidential or proprietary information and all data and results arising from Development activities shall be deemed to be Zosano Confidential Information. “Confidential Information” shall also include confidential or proprietary information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement. The terms of this Agreement shall be deemed to be the Confidential Information of both Parties.

“Control” or “Controlled” means with respect to a particular item, material, information or Intellectual Property, the possession of the right (whether through ownership or license (other than by operation of this Agreement) or control over an Affiliate with such right) to grant licenses or sublicenses as provided herein to the other Party without violating the terms of any agreement with any Third Party.

“Cover” or “Covered by” means, with respect to Licensed Product, in the absence of ownership of, or a license granted under, a Valid Patent Claim, that the manufacture, use, offer for sale, sale or importation of such Licensed Product would infringe such Valid Patent Claim.

“Daily Product” means a Product Patch which is intended to deliver PTH formulations to a patient one time each day.

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“Develop” or “Development” means research and development of a product or process, including, without limitation, (i) stability testing, toxicology, pharmacology, formulation, drug delivery, device or delivery technology development, quality assurance/quality control development, pharmacokinetic studies and clinical studies, in each case, leading up to the preparation, submission and filing of a Regulatory Approval and (ii) the preparation, submission and filing of a Regulatory Approval.

“Development Plan” means the plan set forth as Exhibit A attached hereto setting forth including but not limited to the planning, implementation, control and funding, clinical design protocol and specifications for devices for Development of the Daily Product for the United States and Japan.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Field” means all uses of PTH.

“First Commercial Sale” means, in a country, the first commercial sale in that country by Lilly or its Affiliates or a sublicensee of a Licensed Product to a Third Party following receipt of marketing approval to sell such Licensed Product in such country.

“FTE Rate” means, for the period commencing on the Effective Date until such time as the Parties agree otherwise, a rate of [**] per annum, based on the yearly time for a FTE [**], to be pro-rated on a hourly basis at [**]. The FTE Rate will be increased or decreased on each anniversary of the Effective Date by a percentage equivalent to the change over the preceding twelve month period in the Consumer Price Index for Urban Wage Earners and Clerical Workers. The FTE Rate shall include costs of salaries, benefits, supplies, travel, other employee costs, and supporting general and administration allocations. For clarity, the FTE Rate will not apply to any employee that performs activities related to manufacturing, and any costs related to such employee will be included only to the extent consistent with the definition of Manufacturing Costs.

“Government or Public Official” means: (i) any official, officer, employee, representative, or anyone acting in an official capacity on behalf of: (a) any government or any department or agency thereof; (b) any public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, or the World Health Organization), or any department, agency, or institution thereof; or (c) any government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; (ii) any political party or party official; and (iii) any candidate for political office.

“Insolvency Event” means a Party becomes insolvent, is dissolved or liquidated, files or has filed against it a petition in bankruptcy, reorganization, dissolution or liquidation or similar action filed by or against it, is adjudicated as bankrupt, or has a receiver appointed for its business occur.

“Intellectual Property” or “Intellectual Property Rights” means Know-How and Patent Rights.

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“JCC” means the Joint Collaboration Committee as defined in Section 7.1 and as further described in Section 7.

“Know-How” means ideas, concepts, discoveries, inventions, developments, trade secrets, know-how, techniques, methodologies, modifications, innovations, improvements, designs and design concepts, technical information, expertise, processes, specifications, formulas, procedures, protocols, and data, results and other information proprietary to the relevant Party.

“Label Approval” means the approval by the FDA or PMDA of a label substantially in the form attached hereto as Exhibit C.

“Laws” means any law, statute, rule, regulation, order, judgment or ordinance of any governmental authority or Regulatory Authority.

“Licensed Know-How” means all Know-How that is (a) Controlled by Zosano as of the Effective Date or at any time during the term of this Agreement that is not generally known, even though parts thereof may be generally known, and (b) necessary or useful to make, use, sell, offer for sale and import Licensed Products for use in the Field, including without limitation any Know-How arising from activities performed under the Development Plan. Licensed Know-How does not include Licensed Patent Rights.

“Licensed Patents” means any Patent Rights Controlled by Zosano or its Affiliates as of the Effective Date or at any time during the term of this Agreement that cover or claim technology that is necessary or useful to make, have made, use, sell, offer for sale and import Licensed Products for use in the Field, including without limitation any Patent Rights arising from activities under the Development Plan. Licensed Patents do not include Licensed Know-How.

“Licensed Products” means the Daily Product and any Product Patch with a New Dosing Duration.

“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a Product Patch or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing Product Patch or any component thereof.

“Manufacturing Costs” means the fully-burdened aggregate direct and indirect costs and expenses incurred and recorded by Zosano in manufacturing in accordance with U.S. GAAP consisting solely of: (a) direct labor costs (salaries, wages, employee benefits, overtime costs and shift premiums); (b) direct materials (including raw materials and intermediates and packaging) costs; (c) operating costs of facilities and equipment (including start up and cleaning costs of production); (d) quality, release and in-process control costs; (e) charges for reasonable spoilage, scrap or rework costs; (f) amounts (without markup) that are paid to a Third Party; and (g) the reasonable allocation of facility overhead, both fixed and variable, to such manufacturing operation (including the allocable costs of administrators and managers overseeing

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manufacturing and production), in each case ((a) through (g)), to the extent specifically identifiable to the manufacture of Product as determined in accordance with the applicable Accounting Standards.

“Net Sales” means the gross amount invoiced by Lilly, its Affiliates or their respective sublicensees, to Third Parties for the Daily Product in the Territory less:

a)	Trade, quantity and cash discounts allowed;

b)	Discounts, refunds, rebates, chargebacks, and retroactive price adjustments, and any other allowance which effectively reduces the net selling price in accordance with U. S. Generally Accepted Accounting Principles (U.S. GAAP);

c)	Daily Product returns;

d)	Any tax imposed on the production, sale, delivery or use of the Daily Product, including, without limitation, sales, use, excise or value added taxes, in each case to the extent added to the sale price;

e)	Wholesaler inventory management fees;

f)	The compulsory annual fee imposed on the pharmaceutical manufacturers by the U.S. government;

g)	Allowance for distribution expenses; and

h)	Any other similar and customary deductions which are in accordance with U. S. Generally Accepted Accounting Principles (U.S. GAAP).

Such amounts shall be determined from the books and records of Lilly or sublicensee, maintained in accordance with U.S. GAAP or, in the case of sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

“New Dosing Duration” shall be any dosing duration, other than once daily, with respect to a Product Patch or Licensed Product. For example, if a Licensed Product has an administration once daily, then a once weekly administration would be a New Dosing Duration.

“Party” means Zosano or Lilly. If either Party assigns this Agreement to any of its Affiliates in accordance with and subject to Section 16.8, “Party” shall include such Affiliate of such Party.

“Patent Authority” means a governmental, intergovernmental or government-authorized body responsible for receiving, examining, issuing, extending or maintaining patents.

“Patent Rights” means all patents and patent applications, and any and all continuations, continuations-in-part, divisionals, utility models, extensions, renewals, substitutions and additions thereof and all reissues, revalidations and re-examinations thereof, including any and all patents issuing there from and any and all foreign counterparts thereof.

“Pen” means the pre-filled cartridge pen device (i) currently marketed by Lilly to administer via injection once daily formulations of the Lilly’s recombinant human PTH analog (1-34) rhPTH (1-34) or (ii) manufactured by Lilly to administer a placebo.

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“Phase 1 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 1 study as defined in 21 C.F.R. Part 312.21(a) (or its successor regulation) or the equivalent human clinical trial outside the U.S.

“Phase 2 Clinical Trial” means a human clinical trial that satisfies the requirements for a Phase 2 study as defined in 21 C.F.R. Part 312.21(b) (or its successor regulation) or the equivalent human clinical trial outside the U.S.

“Phase 3 Clinical Trials” means a human clinical trial that satisfies the requirements for a Phase 3 study as defined in 21 C.F.R. Part 312.21(c) (or its successor regulation) or the equivalent human clinical trial outside the U.S. For purposes of Section 3.2, a Phase 3 Clinical Trial shall include any pivotal trial that is officially designated as a Phase 3 trial with the Regulatory Authority having jurisdiction, or that is intended to serve to gather any of the pivotal data that (if favorable) would support Regulatory Approval (regardless of whether such trial is denominated “Phase 2”, “Phase 3”, “Phase 2/3” or otherwise denominated).

“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan and any successor agency thereto.

“Product Patch” means a microprojection array which pierces through the outmost (i.e., the stratum corneum) layer of the skin and either (i) in which the microprojections are coated with a formulation containing PTH as an active pharmaceutical ingredient, to deliver such active pharmaceutical ingredient into or through the skin, in a passive, diffusion-mediated manner, or (ii) to form pathways for diffusion-mediated delivery of PTH as an active pharmaceutical ingredient into or through the skin, in each of (i) or (ii) inclusive of an applicator device, API, patch and packaging. For purposes of clarity, the Product Patch shall include all dosage and timed release formulations of PTH.

“Reasonable Assistance” means the assistance that may be provided by one Party to the other at the sole discretion of the Party providing the assistance and at the requesting Party’s cost and expense after specifically defining the task and reaching mutual agreement regarding a set amount of time and number of persons (at the “FTE Rate”). The providing Party shall invoice the other Party on a quarterly basis and payment shall be due within thirty (30) days.

“Regulatory Approval” means any approvals (including price and reimbursement approvals), licenses, registrations or authorizations (including marketing authorizations) of a Regulatory Authority, including Label Approval.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use, import, transport and/or sale of a Licensed Product in such jurisdiction.

“Royalty Term” shall have the meaning provided in Section 8.4.2.

“Term” shall have the meaning provided in Section 9.1.

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“Territory” means the world.

“Third Party” means any party other than the Parties and their Affiliates.

“Valid Patent Claim” means, on a country-by-country basis, a claim of (a) an issued patent within the Licensed Patents that has not (i) expired or been canceled, (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (iv) been abandoned, or (b) a patent application that has been pending for less than seven (7) years (i) from the Effective Date, for patent applications pending as of the Effective Date, or (ii) from the date of filing, for patent applications filed after the Effective Date. If a claim or a patent application that ceased to be a Valid Claim under clause (b) of the preceding sentence because of the passage of time later issues as a part of a patent within clause (a) of the preceding sentence, then it shall again be considered a Valid Claim effective as of the issuance of such patent.

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Exhibit A

Development Plan

1.	Studies:

a.	Phase 3 Clinical Trial: See file named “Protocol Synopsis for Daily PTH Phase 3.pdf”

b.	Nonclinical Study: Zosano will complete a 30-day systemic toxicology study in rats prior to submission of the NDA to the FDA.

c.	Usability Study: Zosano will complete a final usability study on system design prior to first patient dosing in the Phase 3 Clinical Trial. The results of the usability study will comprise part of the NDA.

2.	Specifications:

a.	Clinical Patch Release Specifications:

[**]

b.	Applicator Release Specifications:

[**]

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Exhibit B

Patient Preference Study

[**]

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Exhibit C

Label

Primary Indication	FDA- “Treatment of postmenopausal osteoporosis in women at high risk for fracture”
PMDA- “Treatment of osteoporotic patients who are at high risk for fractures”

Target Population	Same as for Forteo

Dosing & Administration	Single-use patch applied to abdomen using reusable applicator
Dosing: one patch administered daily
Patch application time 30 minutes
Duration of treatment: Comparable to Forteo - currently up to 24 months.

Primary Endpoints (Efficacy)	Percentage increase in spine BMD at 12 months non-inferior to Forteo

Safety/Tolerability

•     No increase in hypercalcemia versus Forteo.

•     No new SAE’s compared with Forteo.

•     With regards to other AE’s, patch safety performance accepted as comparable versus Forteo by the regulatory authorities.

•     No new warnings compared to Forteo

•     Dermatologic tolerability and safety no worse than Forteo® label: administration site events include pain, swelling erythema, localized bruising, pruritus and minor bleeding at the injection site. However, if the results of the clinical study forming part of the Patient Preference Study (CSF 1) show tolerability of patches that is worse than the tolerability of Forteo, but Lilly informs Zosano in accordance with the Agreement that CSF 1 has been achieved, then the label language regarding dermatologic tolerability and safety shall be adjusted to reflect the performance of the Phase 3 patches.

How to Store Product (Shelf life)	• 24 month room temperature stability at 25° Centigrade

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Schedule 3.3.1

Critical Success Factors

CSF 1: Patient Preference Study. (See benchmarks in Patient Preference Study per Exhibit B).

CSF 2: Regulatory Approval (includes Label Approval per Exhibit C).

1.	Regulatory Approval for the Daily Product in [**] no later than [**]; and

Regulatory Approval for the Daily Product in [**] no later than [**].

a.	Approved CMC regulatory package for Daily Product for approval in [**] and/or [**], as applicable.

CSF 3: CMC/Manufacturing

1)	Process Development: Parties to agree upon process development plan within six months after the Effective Date. Low bio-burden or sterile process development plan executed as applicable for the relevant geographies, leading to a complete CMC package approved by Regulatory Agencies; established understanding and designation of critical process parameters, testing methods, and specifications.

a.	Key Performance Indicators

i.	Approved CMC Regulatory package.

ii.	Executed process development plan; robust process development package, including critical process parameters.

iii.	Equipment qualification, process validation, stability testing, etc. completed.

iv.	Parties to agree upon Device Development Plan within six months after the Effective Date. Device Design Control deliverables executed throughout the project per the Device Development Plan, audited by Lilly and remediated by Zosano.

b.	Activity Timing: Sufficiently ahead of regulatory submissions so as not to hold up filings.

2)	Lilly Approval of the Product Residual Risk Summary Report that complies with ISO 14971.

a.	Key Performance Indicators

i.	Review and Approval of Risk Management Plan and associated deliverables such as FMEA’s, Fault Tree Analysis, and Control Plans for the System.

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3)	Clinical Product Supply: Establishment and oversight by Zosano of a clinical supply chain meeting agency requirements and appropriately representative of commercial image product.

a.	Key Performance Indicators

i.	Successful CMO governance/oversight audits and reports by Zosano.

ii.	Successful clinical supply manufactured at launch site.

iii.	Patch supply meets PMDA/EMA and FDA (as required) requirement to have aseptic manufacturing conditions to carry out Phase 3 testing.

b.	Activity Timing: In time to support clinical trials without delay in key geographies.

4)	Commercial Supply Chain: Establishment and oversight by Zosano of an approved commercial supply chain capable of supplying annual market demands of Daily Product, inclusive of applicator and packaging, for the first three years, post-launch (as agreed upon by the Parties no later than six months after the Effective Date) and cost of product targets.

a.	Key Performance Indicators

i.	Commercial supply chain established at least 6 months prior to expected product approval date; allows for launch without delay, post-approval within 30 days.

ii.	Successful CMO governance/oversight audits and reports, including but not limited to, Lilly audits/assessments.

iii.	Quality systems established prior to Regulatory submission; successful regulatory pre-approval inspections.

iv.	Supply and Quality Agreements established with contract manufacturers.

v.	Sufficient installed capacity to meet demands for the first three years, post-launch.

vi.	Patch manufacturing.

1.	No refrigeration requirement for storage and supply chain.

2.	Meets USP content uniformity requirements.

vii.	Six month inventory build ahead of launch.

Activity Timing: Commercial supply chain in place in time to support Regulatory filings and inventory build ahead of launch.

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PROTOCOL SYNOPSIS CP-2015-004

DRAFT

TITLE	Randomized double-blind multi-center study comparing the safety and efficacy of the Zosano Transdermal Teriparatide Patch System (ZP-PTH) to Forteo® for the treatment of postmenopausal osteoporosis

SPONSOR	Zosano Pharma, Inc.

CLINICAL PHASE	3

INDICATION	Postmenopausal osteoporosis

OBJECTIVES	•	To demonstrate non-inferior lumbar spine BMD changes over one year with ZP-PTH 30 µg and 40 µg compared to Forteo®

	•	To assess hip BMD changes over 12 months

	•	To assess the effect of ZP-PTH on biochemical markers of bone turnover

	•	To assess the safety of ZP-PTH 30 µg and 40 µg, relative to that of Forteo®

ENDPOINTS	Primary:

	•	Percent change in lumbar spine BMD (L1-L4) over 12 months

Secondary:

	•	Percent change in total hip BMD over 12 months

	•	Percentage of responders in terms of lumbar spine BMD gains over 12 months

	•	Percent change in femoral neck BMD over 12 months

	•	Percent change in one-third radius BMD over 12 months

Exploratory:

	•	Change in serum P1NP and CTX

Safety:

	•	Maximal change in serum calcium within the first 10 hours of an administration (evaluated in a subgroup of patients)

	•	Incidence of adverse events

TRIAL DESIGN	Randomized, double-blind, double-dummy, active-controlled parallel group one-year multi-center study, with a six-month safety extension

INVESTIGATIONAL	•	ZP-PTH 30 µg patch, to be applied once a day for 30 minutes

TREATMENT	•	ZP-PTH 40 µg patch, to be applied once a day for 30 minutes

COMPARATOR	•	Forteo® (teriparatide) 20 µg s.c. injection once a day

BLINDING	•	Patients in the control group will receive sucrose-coated patches that are identical in gross appearance to the ZP-PTH patch

	•	Patients in the test (investigational treatment) group will receive a pen

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DRAFT

identical or similar to the Forteo® pen for daily injections. The active and placebo pens will have identical labels. If the pens are not identical, patients will be instructed in its use by a designated person at each site who is not involved in any of the study assessments.

	•	Because of their potential to unblind the study, the biochemical markers of bone turnover, pharmacokinetic samples and collected used patches will be centrally analyzed and the results will not be reported to the clinical sites; they will be reviewed by the sponsor without link to actual patient numbers or other patient data.

ADDITIONAL TREATMENT	Calcium supplement 500 mg QD (to be taken every day, including days preceding DXA examinations)

Vitamin D supplement 400 - 1200 IU QD – Individual doses will be selected on the basis of national recommendations and local availability of supplements.

RANDOMIZATION	1:1:1

Subjects will be stratified by prior use of bisphosphonates (any use vs. no use)

STUDY POPULATION	Postmenopausal women with prior osteoporotic fractures and low lumbar spine BMD

NUMBER OF SUBJECTS	1200 subjects (400 per group). Of these, at least 240 subjects will be from Japan or of Japanese ancestry.

ELIGIBILITY	Inclusion criteria:

	1.	Women, age 50 years or older at the time of randomization

	2.	Postmenopausal, as defined by:

• No menstrual periods for at least 12 consecutive months prior to randomization; for women under the age of 55 with a menstrual period within the past two years, a serum follicle-stimulating hormone (FSH) level ≥40 IU/L; or

• Surgical menopause (bilateral oophorectomy with or without hysterectomy) ≥12 months before randomization

	3.	Prior osteoporotic fracture defined as:

• History of an osteoporotic nonvertebral fracture (i.e. a fracture without high-energy trauma at any location other than face and skull after the age of 45) by self-report, OR

• At least one radiologically confirmed vertebral compression fracture (documented either by screening radiograph or prior radiological report)

	4.	Lumbar spine BMD T-score of ≤-2.0, as determined by central imaging facility

	5.	The presence of at least three evaluable lumbar vertebrae (L1-L4) by DXA for BMD assessments as determined by the central imaging facility

	6.	Albumin-adjusted serum calcium, phosphate, uric acid within central lab normal range

	7.	Urinary calcium-creatinine ratio within lab normal range

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DRAFT

8.	25-OH Vitamin D > 20 ng/ml; if between 12 ng/ml and 20 ng/ml, subject may be rescreened after vitamin D supplementation.

9.	TSH within normal limits, irrespective of thyroid hormone replacement; or, if TSH is > ULN but ≤ 3× ULN, and patient is clinically euthyroid, FT4 should be analyzed and must be within normal limit (treatment with thyroxine to normalize the TSH will not exclude the patient from randomization).

10.	Body mass index less than 30 kg/m2

11.	Able to walk without assistance, and in good general health as determined by medical history, physical examination (PE), and laboratory tests

12.	Able to self-administer study drug, a daily injection of FORTEO® and apply the ZP-PTH patch, or have a qualified designee to administer the daily study drug

13.	Reachable by telephone between study visits for follow-ups

14.	Able to understand and provide written informed consent to participate in the study and understand that they are free to withdraw from the study at any time.

Exclusion criteria:

1.	A medical history or concurrent illnesses known to impact bone health, including: hyperparathyroidism or hypoparathyroidism, hyperthyroidism, Cushing’s disease

2.	With the exception of osteoporosis, any metabolic bone disease, including osteomalacia, osteogenesis imperfecta, Paget’s disease, fibrous dysplasia, or any unexplained elevation of alkaline phosphatase,

3.	Anemia (hemoglobin <10 g/dL) or known hematological blood disorders, such as hemophilia or multiple myeloma

4.	History of urolithiasis or hypercalciuria within the past five years

5.	Serum creatinine > 1.5 mg/dl,

6.	Active hepatic disease or transaminase levels > 2xULN

7.	Stage 4 CHF or any unstable cardiovascular or pulmonary disease

8.	Any autoimmune diseases requiring chronic anti-inflammatory therapy (etanercept) or disease modifying agents (methotrexate) or glucocorticoids, including rheumatoid arthritis, inflammatory bowel disease, celiac disease, and psoriasis

9.	History of contact dermatitis or known dermatological disorders that could interfere with the study procedures or assessments

10.	Known allergy or sensitivity to tapes, adhesives, PTH, teriparatide or its analogs or excipients

11.	Seizure disorders treated with phenobarbital or phenytoin

12.	With the exception of fully resected squamous or basal cell carcinoma of the skin, any history of cancer within the previous five years or on-going cancer therapy, including external beam or implant radiation therapy

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DRAFT

13.	History of bone metastases or prior external beam or implant radiation therapy involving the skeleton, or a history of skeletal malignancies

14.	Any other previous or ongoing clinically significant illness, including any neurological or psychiatric disease, that, in the opinion of the investigator, would have interfered with the patient’s ability to comply with the study protocol or could have prevented the patient from completing the study;

15.	Any condition or disease that may have interfered with the ability to have or the evaluation of a DXA scan, for example, severe osteoarthritis of the spine, spinal fusion, pedicle screws, history of vertebroplasty, or degenerative disease that resulted in insufficient number of evaluable lumbar vertebrae, or >1 lumbar vertebral fracture in L1-L4; bilateral hip replacements;

16.	Known history of drug or alcohol abuse, or ongoing drug abuse

17.	Randomized to study drug treatment in a prior Zosano PTH study

18.	Medication history exclusions:

	•	Any investigational drug within 30 days of planned randomization

	•	Use of any PTH or PTH analog for ≥3 months in total, and/or within six months of randomization (Week 0), and/or if there were any major side effects from its use

	•	Use of fluoride or strontium therapy for osteoporosis at any time

	•	Total bisphosphonate use for more than 24 months, or any use within 3 months prior to planned randomization; use for a duration between 3 months and 24 months is acceptable if followed by an off-period of at least the same duration. For long-acting bisphosphonates, especially IV ibandronate and zoledronate, the recommended dosing interval will be considered part of the on-treatment period.

	•	Estrogen or estrogen-related drugs, for example, tamoxifen, tibolone (oral or skin patch), or raloxifene within three months prior to planned randomization; vaginal estrogen creams are allowed

	•	Calcitonin within 3 month prior to planned randomization

	•	Denosumab within 1 year prior to planned randomization

	•	Current digoxin treatment

	•	Steroid Use:

• Anabolic steroids or androgens (within six months),

• Daily inhaled corticosteroids ≥1200 µg/day of beclomethasone or equivalent (within three months),

• Oral or parenteral glucocorticoids ≥5 mg prednisone or equivalent/day (within three months),

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DRAFT

CENTERS	Up to 100 centers in North America, Latin America, Asia, Europe and Africa

STUDY DURATION	•	Twelve-month (48-week) double-blind phase

	•	Six-month (24-week) open-label safety extension for patients in both treatment groups

EFFICACY ASSESSMENTS	•	DXA at the lumbar spine, hip, and forearm at screening, weeks 24, 48, and 72
	•	Biochemical markers of bone turnover:

• Postprandial P1NP and CTX at, weeks 0, 12, 24, 48

• BSAP at screening, weeks 12, 24, 48

	•	Serum PTH at screening, weeks 12, 24, 48, and 72

	•	Spine radiographs only for the screening assessment of subjects without documented history of an osteoporotic fracture. The radiographs will be assessed locally.

SAFETY ASSESSMENTS	•	Physical exam

	•	Weight, height

	•	Vital signs including orthostatic heart rate and BP before treatment and at 10 and 30 min, and 60 min post-dose

	•	Routine lab: Chemistry, hematology, urinalysis

	•	Calcium metabolism: Serum calcium, phosphate, vitamin D, calcium/creatinine ratio

	•	Serial assessments of serum calcium (5-10 min after patch application, 30 min after injection, 4 hrs, 6 hrs , 10 hrs post-dose) in a subset of patients at selected sites (approximately 80 subjects)

	•	Pharmacokinetic assessment of PTH(1-34) in the same subset and at the same time points.

	•	Retention of patches for residual PTH analysis – in the same subset of patients

	•	Anti-PTH antibodies (weeks 0, 24, 48 and 72)

	•	12-lead ECGs (time point TBD)

	•	Assessment of concomitant medications

	•	Review of adverse events

	•	Patient topical assessment on a short questionnaire. If topical experience is limited to expected phenomena such as erythema, no additional adverse experience report is needed.

	•	Topical assessment by the investigator:

• Immediately after patch removal for patch applications performed at the site

• Assessment of the application site of the prior day (to be marked by patients)

• Modified Draize scale will be used

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DRAFT

STUDY PROCEDURES

Up to two screening visits

Initial treatment visit

Interim visits at weeks 4, 8, 12, 24, 36, 48, 60

Termination visit at week 72

Phone calls to foster compliance every two weeks between visits central evaluation and quality control of DXA scans

Archiving of blood samples to allow for analysis of additional markers of bone turnover

STATISTICAL ANALYSES

The primary endpoint of the study, percent change in lumbar spine BMD, will be assessed in the per-protocol population. Non-inferiority of the investigational regimen to the comparator regimen will be concluded if the upper limit of the two-sided 95% confidence interval for the difference between the comparator and the test regimen is not greater than 1.5% (margin of non-inferiority).

No alpha adjustment for multiple testing will be necessary because a sequential testing procedure will be applied: The test for non-inferiority of the 30 µg dose will be performed only if non-inferiority of the 40 µg dose has been concluded.

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DRAFT

SCHEDULE OF ASSESSMENTS

	Screening (up to 2 visits)	Double-blind treatment							Extension
Week Number	-4	0	4	8	12	24	36	48	60	72
Visit Number	-1	2	3	4	5	6	7	8	9	10
Informed Consent	X
Inclusion/Exclusion Criteria	X	X
Medical History	X
FSH, TSH	X
Randomization		X
Physical Exam	X	X						X		X
Weight /Height	X	X				X		X		X
Vital Signs including orthostatic BP & HR 10 and 30 min post-dose	X	X	X	X	X	X	X	X	X	X
Investigator Topical Assessments		X	X	X	X	X	X	X	X	X
Review of AE reports and patient topical assessment		X	X	X	X	X	X	X	X	X
Concomitant meds/therapies	X	X	X	X	X	X	X	X	X	X
Review used patches/study drug			X	X	X	X	X	X	X	X
Chemistry & Hematology	X	X				X		X		X
Urinalysis	X	X						X
Intact PTH	X	X			X	X		X		X
Serum Vitamin D	X	X						X
Serum Total Calcium, Phosphate	X	X	X	X	X	X	X	X		X
Serial Calcium, Phosphate and retention of patches for residual PTH analysis – subset of patients		X	X	X	X	X	X	X	X	X
PTH(1-34) Pharmacokinetic sampling – subset of patients			X			X
Bone-specific alkaline phos (BSAP)	X				X	X		X
Serum P1NP, CTX		X			X	X		X
Anti-PTH antibodies		X				X		X		X
DXA (BMD)	X	X				X		X		X
Spine radiographs (unless fracture criterion is otherwise satisfied)	X
12-lead ECG	X		X			X		X		X
Dispense Ca/Vit D supplements	X	X				X		X
Dispense Study Drug		X	X	X	X	X	X	X	X

Zosano Pharma, Inc.	Page 7 of 7	Confidential